
                                                                    EXHIBIT 11
                                                                    Page 1 of 2

                    HAMPSHIRE GROUP, LIMITED AND SUBSIDIARIES
                  STATEMENT RE COMPUTATION OF INCOME PER SHARE

                      (In thousands, except per share data)

                                   Three Months Ended       Nine Months Ended
                                  ---------------------   --------------------
                                  Sept. 28,   Sept. 30,   Sept. 28,  Sept. 30,
                                     1996       1995         1996       1995
                                     ----       ----         ----       ----
                                     (Unaudited)             (Unaudited)

Weighted average number of
  common and common equivalent
  shares outstanding:
  Common stock ................    3,797       3,530       3,767       3,530
  Accrued shares earned under
   Directors' and Executives'
   Stock Purchase Plan .........     -             5         -             3
  Additional shares assumed to
   be outstanding resulting
   from the exercise of options
   and warrants (computed using
   the treasury stock method) ..     309         254         104          85
                                  ------      ------      ------      ------
  Total common shares - primary    4,106       3,789       3,871       3,618
                                  ======      ======      ======      ======

Net income ....................   $4,864      $4,294      $3,741      $3,964
Less - Preferred dividend
  requirements ................       45          30         138          92
                                  ------      ------      ------      ------
Net income applicable to
  common stock ................   $4,819      $4,264      $3,603      $3,872
                                  ======      ======      ======      ======

Net income per share - primary     $1.17       $1.13       $0.93       $1.07
                                   =====       =====       =====       =====


                                                                    EXHIBIT 11
                                                                    Page 2 of 2

                    HAMPSHIRE GROUP, LIMITED AND SUBSIDIARIES
                  STATEMENT RE COMPUTATION OF INCOME PER SHARE

                      (In thousands, except per share data)

                                   Three Months Ended       Nine Months Ended
                                  ---------------------   --------------------
                                  Sept. 28,   Sept. 30,   Sept. 28,  Sept. 30,
                                     1996       1995         1996       1995
                                     ----       ----         ----       ----
                                       (Unaudited)             (Unaudited)

Weighted average number of
  common and common equivalent
  shares outstanding per above ..    4,106       3,789        3,871     3,618

Additional shares assumed to be
  outstanding resulting from the
  exercise of options and warrants
  (computed using the treasury
  stock method) ..................      23          59          229       228

Assumed conversion of
  preferred stock ................     277         180          281       180
                                    ------      ------       ------    ------
    Total common shares -
      assuming full dilution .....   4,406       4,028        4,381     4,026
                                    ======      ======       ======    ======

Net income applicable to
  common stock ...................  $4,819      $4,264       $3,603    $3,872
Plus - Preferred dividend
  requirement ....................      45          30          138        92
                                    ------      ------       ------    ------
Net income .......................  $4,864      $4,294       $3,741    $3,964
                                    ======      ======       ======    ======

Net income per share -
  assuming full dilution .........   $1.10       $1.07        $0.85     $0.98
                                     =====       =====        =====     =====